Code of Ethics
US Registered Investment Advisers January 2018

Colonial First State Global Asset Management:

First State Investments International Limited,
First State Investments (UK) Limited
First State Investment Management (UK) Limited
First State Investments (Hong Kong) Limited
First State Investments (Singapore)
Colonial First State Asset Management (Australia) Limited
Colonial First State Infrastructure Managers (Australia) Pty Ltd
First State Infrastructure Managers (International) Limited
Colonial First State Managed Infrastructure Limited

Introduction

Rule 204A-1 promulgated under the Investment Advisers Act of 1940 (“Investment Advisers Act”) requires all registered investment advisers to adopt a Code of Ethics. This Code of Ethics (the “Code”) sets forth standards of conduct expected of Supervised Persons and addresses conflicts of interest that arise from personal trading by Supervised Persons. All Supervised Persons (including Access Persons) are subject to this Code of Ethics.

A Supervised Person includes:
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Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Colonial First State Global Asset Management (“CFSGAM”) who are involved with the provision of advisory services to advisory clients in the United States (“US Clients”);

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Any other person who provides advice to US Clients on behalf of the adviser and is subject to the adviser’s supervision and control, and particular persons designated by the Chief Compliance Officer (“CCO”).

A subset of Supervised Persons is Access Persons.  An Access Person is a person who:
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Has access to non-public information regarding any clients’ purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund the adviser or its control affiliates manage;

•	Is involved in making securities recommendations to clients, or has access to such recommendations that are non-public; or
•	Any persons designated by the CCO

If providing investment advice is a firm’s primary business, the Investment Advisers Act presumes all directors, officers, and partners are Access Persons unless the individual can meet certain conditions:

•	The director, officer, or partner does not have any of the access, involvement, or knowledge of client or fund transactions or holdings; and
•	The director, officer, or partner does not participate in, or have involvement in, the day to day management or investment making processes of CFSGAM.

The CCO will review the activities of the independent directors (external of CFSGAM) and determine if such director can overcome the presumption. The review and decision will be documented in a memo.

CFSGAM will notify in writing, those persons who are ‘Access Persons’.

Colonial First State Asset Management (Australia) Limited has been appointed sub-adviser of the First State Global Listed Infrastructure Fund, a US mutual fund. A list of Access Persons of the fund is maintained by the Risk Management & Compliance team (“RM&C”) and is available upon request.

Supervised Persons are responsible for maintaining the highest ethical standards when conducting business. In keeping with these standards, all Supervised Persons must keep in mind the importance of putting the interests of clients first. Moreover, Supervised Persons should adhere to the spirit and intent as well as the letter of the law, and be vigilant in guarding against anything that could cloud their judgment.

Over the years, CFSGAM has aimed to conduct their business with the utmost integrity. Regardless of lesser standards that may be followed through business or community custom, Supervised Persons must observe exemplary standards of openness, integrity, honesty and trust.

Accordingly, CFSGAM has adopted certain standards for the purpose of, promoting and:

•	Protecting CFSGAM clients by deterring misconduct;

•	Educating its employees regarding CFSGAM expectations of them and the laws governing their conduct;

•	Reminding employees that they are in a position of trust and must act appropriately at all times;

•	Protecting the reputation of CFSGAM;

•	Guarding against violation of the US securities laws; and

•	Establishing procedures for employees to follow so that we may determine whether its Supervised Persons are complying with CFSGAM’s ethical principles.

A.  Standards of Conduct and Compliance with Laws
CFSGAM’s business activities are subject to extensive governmental regulation and oversight. In particular, as investment advisers, CFSGAM is subject to regulation under numerous US federal and state laws (such as the Investment Advisers Act), as well as the laws and regulations of the other jurisdictions in which it operates. Applicable laws broadly prohibit fraudulent, manipulative or deceptive market activities of any kind, either directly or indirectly, in connection with any security. Importantly, for example, violations may occur regardless of whether the conduct in question was intended to create or actually resulted in an artificial price. All Supervised Persons, when engaging in transactions on behalf of CFSGAM’s clients, are expected to comply with all applicable anti-fraud and manipulation rules.

It is of course, essential that CFSGAM comply with the laws and regulations applicable to its business activities. Although laws can be both complex and expansive, it is important to know enough about them to determine when to seek advice from supervisors and RM&C. You must abide by applicable laws in the country where you are located. In some instances, there may be a conflict between the applicable laws of two or more countries, states, or provinces. If you encounter such a conflict, or if a local law conflicts with a policy set forth in this Code, you should consult with your supervisor or the RM&C team to determine the appropriate course of action. Laws have precedence over policies.

To assist in this effort, CFSGAM has provided to all Supervised Persons various policies and procedures which provide guidance for complying with these laws and regulations. In addition, CFSGAM holds information and training sessions, including compliance training facilitated by the investment adviser or RM&C, to assist employees in achieving compliance with the laws and regulations applicable to the adviser and its activities.

In addition, CFSGAM is required to file periodic reports with the SEC. It is CFSGAM’s policy to make full, fair, accurate, timely and understandable disclosure in compliance with applicable rules and regulations in all periodic reports required to be filed by CFSGAM.

Certain employees may provide services for Commonwealth Australia Securities LLC (“CAS”) an affiliated U.S. Registered Broker-Dealer and wholly owned subsidiary of Commonwealth Bank of Australia, CFSGAM’s ultimate parent in the provision of its advisory services to clients. These persons comply with the legal and regulatory requirements and policies of CFSGAM as investment advisers and CAS as broker dealer in relation to any duties they undertake on behalf of CAS. An Access Person with such dual responsibilities must ensure that they satisfy the personal dealing requirements of CAS (as applicable) as well as that for CFSGAM.

B.  Protection of Material Non-public Information
It is a crime in the U.S. and many other countries to transact in a company’s securities while in possession of material non-public information about the company. Questions regarding perceived material information should be directed to a member of the CFSGAM’s Risk & Compliance staff. Supervised Persons are responsible for safeguarding non-public information relating to securities recommendations, fund and client holdings. As such, Supervised Persons should not trade based on CFSGAM’s confidential and proprietary investment information. Other types of information (e.g., marketing plans, employment issues, client identities, etc.) may also be confidential and should not be shared with individuals outside CFSGAM (except those retained to provide services for CFSGAM).

C.  Personal Securities Trading
All CFSGAM employees are subject to the Colonial First State Global Asset Management’s Global Personal Dealing Policy. Please refer to the CFSGAM Global Personal Dealing policy for a full discussion of the policy including the definition of Personal Account, reportable securities, restrictions on Investment Team Members, and pre-clearance and reporting requirements. The policy includes the additional requirements applicable to Access Persons.

1. Personal Trading Procedures
The following is a summary of certain requirements of the CFSGAM Global Personal Dealing Policy.

•	Employees must arrange to have duplicate statements and confirmations sent to the Compliance Department via Cordium ELF (“ELF”) platform, the web-based compliance tool used by CFSGAM.
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Most transactions must be pre-cleared within ELF. If approval is granted, it will be valid for two business days.  If the trade is not executed within that period, the employee will have to resubmit the request. Additional restrictions apply for Investment Team Members with funds management responsibilities

•	Black-lists of securities are maintained. In all instances approval to transact in a particular ‘reportable security’ will be denied if it is black-listed.
•	"Blackout periods" are enforced when client securities trades are being placed and employees are not permitted to place personal securities transactions on these securities during these times.
•	Reminders that investment opportunities must be offered first to clients before the adviser or its employees may act on them, and procedures to implement this principle.
•	All beneficial ownership interests in reportable securities acquired by any employee must be held for a minimum of 60 days.
•	Requirements to provide CFSGAM RM&C with duplicate trade confirmations and account statements when requested by RM&C.

The CFSGAM Global Personal Dealing Policy does not apply to independent directors (external of CFSGAM). However, such independent directors are subject to reporting requirements as described below.

2.  Initial and Annual Holdings Reports
Each Access Person is required to provide the following reports to the RM&C team:

Initial Holdings Reports
The initial holdings report must be  submitted no later than 10 days after the person becomes an Access Person and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

At a minimum, the report of the Access Person’s current securities and holdings contains:

1. the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each ‘reportable security’ in which the Access Person has any direct or indirect ‘beneficial ownership’;

2. the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

3. The date the Access Person submits the report.

The Initial Holdings Report must be submitted to the RMC team electronically on the ELF Platform and each brokerage account must be linked to ELF.

Annual Holdings Reports
The annual holdings report for accounts not linked to ELF must be submitted to RM&C. All information reported must be current as of a date no more than 45 days prior to the date of the report. The report must contain the same types of information as contained in the initial holdings report. It will be submitted no later than 30 days after the year end.

3.  Quarterly Transaction Reports
Each Access Person whose account is not linked to ELF shall make a written report with respect to any transactions in reportable securities during the previous calendar quarter including:

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the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each ‘reportable security’ in which the Access Person has any direct or indirect ‘beneficial ownership’;

•	the name of any broker dealer or bank through which the transaction was effected; and
•	The date the Access Person submits the report.

It is required to be submitted no later than 30 days after the end of each calendar quarter. The RM&C team reviews these reports and tests the information contained therein against supporting documentation.

4.  Notification of opening of Security Accounts
An Access Person must immediately notify RM&C of any new security account that is opened through which the Access Person may acquire a direct or indirect beneficial ownership in any security (this includes reportable securities and non-reportable securities).

5.  Initial Public Offerings and Private Placements
Access Persons are prohibited from participating in Initial Public Offerings (IPO) that will be listed on a US exchange. Access Persons will obtain approval before they directly or indirectly acquire beneficial ownership in an IPO that will be listed elsewhere or in a limited offering (private placement) as defined in Rule 204A-1.

D.  Reporting Violations
All Supervised Persons are required to promptly report any actual, apparent or suspected violations of this Code to RM&C.

All reports of potential violations are treated with confidence, investigated promptly and reported in accordance with internal procedures and the applicable legal and regulatory requirements.

E.  Educating Employees about the Code of Ethics
To assist in the effort of education, CFSGAM has provided to all Supervised Persons, various policies and procedures which provide guidance for complying with these laws and regulations. In addition, CFSGAM holds information and training sessions to assist employees in achieving compliance with the laws and regulations applicable to CFSGAM and their activities. A record is kept of training sessions and attendance.

F.  Adviser Review and Enforcement
This Code of Ethics will be formally reviewed at least annually for accuracy and the effectiveness of its implementation.

Each Supervised Person of CFSGAM is required to sign a written acknowledgement that he or she has received a copy of this Code, has carefully read the Code, understood it and will abide by its terms. A violation of this Code may be cause for significant sanctions including termination of employment, to the extent permitted by applicable law. Violations must be reported to RM&C.

G.  Recordkeeping
CFSGAM require honest and accurate recording and reporting of information in order to conduct their business and to make responsible business decisions. In addition, since CFSGAM are engaged in a variety of financial services activities globally, it is subject to extensive regulations regarding maintenance and retention of books and records. Generally, all of CFSGAM books, records, accounts and financial statements must be maintained in sufficient detail, must appropriately reflect CFSGAM transactions and must conform both to applicable legal requirements and to CFSGAM’s system of internal controls.

The standard retention period required for books and records in the US under rule 204-2 is five years from the end of the fiscal year during which the last entry was made on the record and must be kept in an easily accessible place, the first two years in an appropriate office of the investment adviser. Codes of Ethics must be kept for five years after the last date they were in effect. Supervised Person acknowledgements of the Code must be kept for five years after the individual ceases to be a supervised person. Similarly, the list of Access Persons must include every person who was an Access Person at any time within the past five years, even if some of them are no longer Access Persons of CFSGAM.

H.  Conflicts of Interest
As a fiduciary, CFSGAM has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by:

•	Avoiding conflicts of interest to the extent possible – where it cannot be managed effectively using other means, the situation giving rise to the conflict must be avoided;
•	Controlling - putting in place arrangements to ensure the impact of the conflict is reduced to an acceptable level and
•	By fully disclosing all material facts concerning any conflict that does arise with respect to any client.

As CFSGAM Supervised Persons are subject to this Code, you must try to manage situations that have even the appearance of conflict or impropriety. Conflicts of interest must be managed in a way that enhances fairness, honesty, professionalism and market integrity.

The information contained in this section relating to the management of conflicts of interest is applied across the jurisdictions in which CFSGAM operates.

1.  Conflicts among Client Interests
Conflicts of interest may arise where Supervised Persons believe they have reason to favour the interests of one client over another client (although not necessarily applicable to CFSGAM, larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which Supervised Persons have made material personal investments, accounts of close friends or relatives of Supervised Persons). This Code specifically prohibits inappropriate favouritism of one client over another client that would constitute a breach of fiduciary duty.

2.  Competing With Client Trades
Supervised Persons are prohibited from using knowledge about pending securities transactions or transactions which are under consideration for clients, to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

3.  Gifts, Gratuities and Entertainment
The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships; not to gain unfair advantage with clients or vendors. No gift or entertainment should ever be offered, given, provided or accepted by any CFSGAM Supervised Person unless it: (i) is unsolicited, (ii) is not a cash gift, (iii) is consistent with customary business practices, (iv) is not excessive in value, (v) cannot be construed as a bribe or payoff and is given or accepted without obligation, and (vi) does not violate applicable laws or regulations.

A conflict of interest occurs when the personal interests of Supervised Persons interfere or could potentially interfere with their responsibilities to CFSGAM and their clients. Supervised Persons should not accept inappropriate gifts, favours, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Supervised Persons should not offer gifts, favours, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to CFSGAM or the Supervised Person. This general principle applies in addition to the more specific guidelines set forth below.

CFSGAM prohibits the acceptance or giving of gifts and entertaining in excess of a modest amount. This limit may only be exceeded if pre-approval in accordance with the Colonial First State Global Asset Management Global Gifts and Entertaining Policy is obtained. Employees should refer to local policies for additional applicable requirements and restrictions.

Any gift and entertainment received that requires disclosure must be recorded in Cordium ELF.  For employees domiciled in Australia, any gifts and entertainment offered should continue to be recorded in the register maintained outside of ELF. Employees domiciled in EMEA must record gifts and entertainment offered in ELF.

Gifts. Anything that could be, or is perceived as being, of benefit to the recipient or their associate (e.g. a close family member), their team, business unit or the Group, where the recipient is not required to pay the usual or customary cost. Unless stated otherwise in the CFSGAM Gift & Entertaining Policy, references to ‘Gifts’ include entertainment and travel. Examples of Gifts might be:

•	tangible goods such as food, liquor, sporting goods, mobile phones, collectibles etc.;
•	lunches and dinners;
•	event tickets, flights or accommodation;
•	hospitality-related benefits e.g. tickets to sporting or cultural events and subsidised travel;
•	free or subsidised business equipment or services (e.g. computers and other hardware, software, information technology support, stationery and industry association membership fees);
•	special privileges;
•	shares or other interests in a product issuer or licensed dealer group;
•	marketing assistance or external sponsorship of Group or BU awards or conferences;
•	promotion or other ways of recognising an Employee based on product recommendations or sales;
•	special payments or fees; and
•	subsidised loans.

No Supervised Person may accept any gift, service, or other thing of more than the modest amount stated in the policy from any person or entity that does business with or on behalf of CFSGAM (including, without limitation, a client, supplier or vendor representative) without pre-approval in accordance with the Colonial First State Global Asset Management Global Gifts and Entertaining Policy or other local policy. No Supervised Person may give or offer any gift of a value of more than the stipulated amount to existing clients, prospective clients, or any entity that does business with or on behalf of the adviser (including, without limitation, suppliers or vendor representatives) without pre-approval in accordance with the Colonial First State Global Asset Management Global Gifts and Entertaining Policy or other local policy.

Cash. No Supervised Person may give or accept cash gifts or cash equivalents to or from a client, prospective client, or any entity that does business with or on behalf of the adviser.

Entertainment. No Supervised Person may provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of the adviser. Supervised Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. If a Supervised Person has questions about entertainment, they should contact the RM&C team.

Air Travel and Hotel Expenses.  CFSGAM requires notification of business entertainment events, and in addition in the case of certain types of business entertainment (e.g., offer of travel expenses or hotel accommodations) pre-clearance of such expenses is required.

Solicitation of Government Plans. The US Foreign Corrupt Practices Act of 1977 prohibits offering or giving anything of value, directly or indirectly, to officials of foreign governments, foreign political candidates or foreign political parties in order to influence official acts or decisions, obtain or retain business or ensure an improper advantage. It is strictly prohibited to make illegal payments to government officials of any country or secure any improper advantage.

In addition, the US government has a number of laws and regulations (discussed in full in the RIA Manual) regarding business gratuities which may be accepted by US government personnel. The promise, offer or delivery to an official or employee of the US government of a gift, favour or other gratuity in violation of these rules would not only violate CFSGAM’s policy but could also be a criminal offence. Various state and local governments, as well as foreign governments, have similar rules regarding gratuities and payments.

As such, it is strictly prohibited to make illegal payments to government officials of any country or secure any improper advantage.

ERISA Considerations. Supervised Persons should never offer gifts, or other favors for the purpose of influencing ERISA client or prospective client decision-making. ERISA prohibits the acceptance of fees, kickbacks, gifts, loans, money, and anything of value that are given with the intent of influencing decision-making with respect to any employee benefit plan. The acceptance or offering of gifts, entertainment or other items may be viewed as influencing decision-making and therefore unlawful under ERISA. Many public employee benefit plans are subject to similar restrictions. Entertainment of ERISA or public plan trustees may be permissible if there is a business purpose for the entertainment (e.g., review of account performance), but any such entertainment must be consistent with any Code of Conduct of the ERISA plan.

4.  Outside business interests and affiliations
CFSGAM’s fiduciary duties to clients dictate that CFSGAM and its Supervised Persons devote their professional attention to client interests above their own and those of other organizations.

Supervised Persons may not engage in any of the following outside CBA business activities without the prior written consent of the Chief Compliance Officer or other member of the RM&C team:

•	Be engaged in any other business;
•	Be an officer of or employed or compensated by any other person for business-related activities;
•	Serve as general partner, managing member or in a similar capacity with partnerships, limited liability companies or private funds other than those managed by the CFSGAM or their affiliates;
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Engage in personal investment transactions to an extent that diverts a Supervised Person’s attention from or impairs the performance of his or her duties in relation to the business of CFSGAM and their clients;

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Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to CFSGAM from which the Supervised Person might benefit or appear to benefit materially; or

•	Serve on the board of directors (or in any similar capacity) of another company, including not-for-profit corporations.

With respect to any outside activities engaged in by a Supervised Person, the following restrictions shall be in effect: (i) the Supervised Person may not imply that he or she is acting on behalf of, or as a representative of, CFSGAM; (ii) the Supervised Person is prohibited from using CFSGAM’s offices, equipment or stationery for any purpose not directly related to CFSGAM’s business, unless such Supervised Person has obtained prior approval from RM&C; and (iii) if the activity was required to be and has been approved by RM&C, the Supervised Person must report any material change with respect to such activity.

CFSGAM maintains a record of their Supervised Persons serving as officers or members of the board of any other entity. Advice must be obtained through RM&C and management where there is a perceived potential conflict of interest. CFSGAM can deny approval where the perceived conflict of interest cannot be managed effectively. This prohibition does not apply to service as an officer or board member of any parent, affiliate, or subsidiary of CFSGAM.

Investment team members may not serve as a director or member of an advisory board of a company that is held within any fund or separate mandate managed by that investment team.

5.  Disclosure of Personal Interest
Supervised Persons are prohibited from recommending, implementing or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to an appropriate designated person of the client (e.g., the Chief Executive Officer or, with respect to the Chief Executive Officer’s interests, another designated senior officer).  If such designated person deems the disclosed interest to present a material conflict, the Supervised Person may not participate in any decision-making process regarding the securities of that issuer.

6.  Referrals/Brokerage
Supervised Persons are required to act in the best interests of CFSGAM clients regarding execution and other costs paid by clients for brokerage services. Supervised Persons must strictly adhere to CFSGAM’s policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage).

7.  Vendors and Suppliers
Supervised Persons must disclose any personal investments or other interests in vendors or suppliers with respect to which the person negotiates or makes decisions on behalf of the Firm. Generally, these individuals are prohibited from making decisions covering CFSGAM’s business with these companies.

8.  Transactions with Clients
Supervised Persons are not permitted to knowingly sell to or purchase from a client any security or other property, except securities issued by the client.

Questions concerning this Code of Ethics
Given the potential consequences of violations of this Code of Ethics, CFSGAM urge all Supervised Persons to seek guidance from CFSGAM and/or RM&C with respect to issues that may arise. Resolving whether a particular situation may create a potential conflict of interest, or the appearance of such a conflict, may not always be easy, and situations will inevitably arise that will require interpretation of this Code of Ethics and other compliance materials to particular circumstances. Please do not attempt to resolve such questions yourself